Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2003 RESULTS

Philadelphia, PA – April 16, 2003.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the first quarter ended March 31, 2003.

The Company reported a net loss of $34 million, or $0.21 per diluted share, compared to a net loss of $1,068 million, or $8.50 per diluted share, in the first quarter of 2002. The 2002 first quarter included a $1,014 million charge for the cumulative effect of a change in accounting for goodwill, or $8.07 per diluted share. Before the cumulative effect of a change in accounting, first quarter 2002 net loss was $54 million, or $0.43 per diluted share.

Net sales in the first quarter were $1,460 million, down 6.8% compared to the $1,567 million in the prior year period. The reduced net sales in the 2003 first quarter reflected divested operations (which accounted for $194 million in the first quarter of 2002) and sales unit volume decreases in North American beverage and food cans, partially offset by the positive effects of $120 million in stronger foreign currencies. A reconciliation of segment income to segment income excluding divested operations (which is a non-GAAP measure) for the three months ended March 31, 2002 is presented below to allow investors to compare the operating performance of the Company’s remaining operations.

	March 31, 2002

		Divested	Remaining	March 31, 2003
	As reported	Operations	Operations	(as reported)

Net sales	$1,567	$194	$1,373	$1,460

Cost of products sold	1,297	160	1,137	1,211
Depreciation and amortization	91	14	77	78
Pension expense	8	1	7	23

Gross profit	171	19	152	148

Selling and administrative expense	76	6	70	81
Provision for restructuring	2		2

Segment income	$93	$13	$80	$67

Gross profit in the 2003 first quarter was $148 million, or 10.1% of net sales, compared to $171 million, or 10.9% of net sales, in the 2002 first quarter. The reduced gross profit reflects increased pension expense of $15 million, or 1.0% of net sales, divested operations, which contributed $19 million of gross profit in last year’s first quarter and sales unit volume decreases in North America. These factors offset improvements from stronger foreign currencies, and increased selling prices and sales unit volumes for certain products in Europe and Asia, respectively.

Selling and administrative expenses in the first quarter were $81 million compared to $76 million in last year’s first quarter. The increase resulted from the translation of stronger foreign currencies of $7 million partially offset by operations divested during 2002.

Segment income for the Company was $67 million, or 4.6% of net sales in the first quarter, compared to $93 million, or 5.9% of net sales, in the first quarter of 2002. The lower segment income is attributable to a $15 million, or 1.0% of net sales, increse in pension expense and also reflects divested operations, which contributed $13 million of segment income in the first quarter of 2002.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Overall, we had a reasonably good start for the year despite softness in the Americas Division’s food and beverage can markets for January and February. On the international front, the European Division had a strong first quarter, benefitting from firm pricing, and the Asia-Pacific Division posted excellent results with increased volumes. Equally important, we successfully completed our strategic refinancing plan which provides a capital structure that allows the Company to focus on fundamentals and execution in our markets.”

The Americas Division generated net sales of $609 million in the first quarter, $183 million lower than the prior year period. Divested operations accounted for $136 million of net sales in the first quarter of 2002. Overall, sales unit volumes of beverage and food cans were soft in the first quarter, although the Company experienced increased demand for beverage cans in March. Segment income for the Americas Division was $18 million, or 3.0% of net sales compared to 5.6% in last year’s first quarter. The decrease resulted from lower sales unit volumes and higher pension expense. Pension expense was $21 million, or 3.4% of net sales in the 2003 first quarter compared to $15 million or 1.8% of net sales in the first quarter of 2002.

The European Division generated net sales of $768 million in the first quarter, an increase of $70 million or 10.0% over last year’s first quarter. The increase reflects the positive effects of currency translation ($120 million) and improved pricing which offset divested operations ($58 million of net sales in the 2002 first quarter). Segment income for the European Division was $62 million, a 1.6% increase over the first quarter of 2002, the result of the positive impacts of currency, pricing and cost reductions offsetting increased pension expense. As a percentage of net sales, segment income was 8.1% compared to 8.7% in last year’s same quarter. In the first quarter of 2003, pension expense was $2 million or 0.2% of net sales compared to pension income of $7 million or 1.0% of net sales in the prior year period.

The Asia-Pacific Division reported net sales of $83 million, up $6 million or 7.8% compared to the prior year period. Segment income grew 12.5% to $9 million, or 10.8% of net sales, over first quarter 2002 segment income of $8 million, which was 10.4% of net sales, reflecting strong sales unit volumes of both beverage and food cans throughout the Division.

Interest expense in the first quarter was $79 million, down $14 million from the $93 million in the first quarter of 2002. The decrease reflects both lower average debt outstanding and lower average borrowing rates. It should be noted, however, that as a result of the refinancing discussed below, the Company’s average borrowing rates have increased and as such quarterly interest expense in the future is expected to be higher than that reported in the first quarter of 2003.

Debt and cash amounts were:

	March 31,	December 31,	March 31,
	2003	2002	2002

Total debt	$4,494	$4,054	$5,104
Cash	546	363	311

	$3,948	$3,691	$4,793

Receivables securitization	$100	$100	$141

As previously announced, the Company successfully completed its refinancing plan on February 26, 2003, which provides the Company with a more stable capital structure and no significant near-term maturities. To better match cash flows with debt service requirements and use available collateral, a majority of the newly issued debt (up to $2,085 million assuming a fully drawn revolving credit facility commitment in U.S. dollars) was placed in the Company’s European subsidiaries. As a result, the Company now has U.S. dollar exposure in Europe which may give rise to gains and losses each quarter until the obligations are repaid. This potential income effect will be offset by an equal amount adjusted directly to shareholder’s equity. The Company believes the cost of hedging the net exposure would be a substantial cash cost and would reduce funds available to delever the Company. Therefore, the Company at this time does not intend to hedge this exposure but will, when possible, net U.S. dollar, euro and sterling positions to reduce its exposure to fluctuations between the U.S. dollar and the euro and sterling. The Company recorded a gain of $13 million ($11 million after tax or $0.07 per diluted share) in the first quarter of 2003 on the translation of net U.S. dollar denominated debt in Europe.

In connection with the refinancing, the Company repurchased $642 million of outstanding public notes having stated maturities prior to 2006. The repurchases were made through privately negotiated transactions and previously announced tender offers. A gain of $2 million ($0 after tax) was realized on the differences between the carrying values and repurchase prices of the notes. The Company also expensed $15 million ($15 million after-tax or $0.09 per diluted share) of remaining unamortized financing fees and expenses from its prior credit agreement.

In addition, during the 2003 first quarter, the Company entered into privately negotiated debt for equity exchanges with holders of the Company’s outstanding notes, with 5.4 million shares of common stock exchanged for $43 million of debt. The Company recorded a gain on the early extinguishment of debt of $2 million ($2 million after-tax or $0.01 per diluted share) in the first quarter of 2003.

This table highlights the impact on earnings per share from the following items:

	Three Months Ended March 31,

(Per diluted share)	2003	2002

Cumulative effect of accounting change		($8.07)
Provision for restructuring		(.02)
Loss on sales of assets		(.25)
Loss on early extinguishment of debt	($.08)
Foreign exchange impacts	.07	(.06)

Conference Call

The Company will hold a conference call tomorrow, April 17, 2002 at 11:00 am (EDT) to discuss this news release. The dial-in numbers for the conference call are (712) 271-3220 or toll free (888) 968-3513 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on Thursday, April 24. The telephone numbers for the replay are (402) 530-7940 or toll free (888) 568-0403 and the access code is 6845. A live web cast of the call will be made available to the public on the Internet at the Company’s website, www.crowncork.com.

The Company plans to release its results for the second quarter on July 17 and for the third quarter on October 16.

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include the future prospects of the Company’s markets and the impact of currency fluctuations and interest rates on the Company’s indebtedness. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company's Form 10-K Annual Report for the year ended December 31, 2002 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc. is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

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Consolidated Statements of Income follow this page.

Consolidated Statements of Operations

(In millions, except share date and per share data)

	Three Months Ended March 31,

	2003	2002

Net sales	$1,460	$1,567

Cost of products sold	1,211	1,297
Depreciation amortization	78	91
Pension expense	23	8

Gross profit	148	171

Selling and administrative expense	81	76
Provision for restructuring		2

Segment income	67	93

Provision for impairments and gain / loss on sale of assets		24
Loss from early extinguishment of debt	11
Interest expense	79	93
Interest income	(2)	(3)
Translation and foreign exchange adjustments	(13)	9

Net loss before income taxes, minority interests and cumulative effect of a change in accounting	(8)	(30)

Provision for income taxes	19	20
Minority interests, net of equity earnings	(7)	(4)

Net loss before cumulative effect of a change in accounting	(34)	(54)

Cumulative effect of a change in accounting (1)		(1,014)

Net loss	($34)	($1,068)

Loss per average common share:
Basic and diluted - before cumulative effect of a change in accounting	($0.21)	($0.43)

- after cumulative effect of a change in accounting	($0.21)	($8.50)

Weighted average common shares outstanding:
Basic	163,843,107	125,731,235
Diluted	164,776,546	126,436,838
Actual common shares outstanding	164,890,237	125,768,575

(1)  Transition adjustment from the adoption on January 1, 2002 of SFAS No. 142, “Goodwill and Other Intangible Assets.”